Free Writing Prospectus
Registration Statement No. 333-131266
Dated July 10, 2008
Filed pursuant to Rule 433

Morgan Stanley Financial Overview
Second Quarter 2008

Notice

The information provided herein may include certain non-GAAP financial measures. The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Reports on Form 10-K, Quarterly Reports on
Form 10-Q and Current Reports on Form 8-K, including any amendments thereto, all of which are available on www.morganstanley.com.

This presentation may contain forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see "Forward-Looking Statements" immediately preceding Part I,
Item I, "Competition" and "Regulation" in Part I, Item 1, "Risk Factors" in
Part 1, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management's
Discussion and Analysis of Financial Condition and Results of Operations" in
Part II, Item 7 and "Quantitative and Qualitative Disclosures About Market
Risk" in Part II, Item 7A of the Company's Annual Report on Form 10-K for the
fiscal year ended November 30, 2007 and other items throughout the Company's
Form 10-K, the Company's Quarterly Reports on Form 10-Q and the Company's 2008
Current Reports on Form 8-K.

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC global website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

This slide is part of a presentation by Morgan Stanley and is intended to be
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and has not been updated since it was originally presented.

Index

o    Market Environment
o    Financial Results
o    Institutional Securities
o    Global Wealth Management
o    Asset Management
o    Risk Management
o    Capital, Liquidity and Funding

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Market Environment
Pre-Crisis
..    High leverage
..    Securitization growth
..    Expansion of derivatives
..    Insurance by monolines
Credit Crisis
..    De-leveraging
..    Lack of liquidity
..    Asset price deterioration
..    Capital constrained
..    Asset downgrades
Resolution
..    Recognize losses
..    Raise capital
..    Extend loans
..    Asset dispositions
..    Leverage equilibrium

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and has not been updated since it was originally presented.

Consolidated Financial Highlights

2Q08 Highlights
Net Revenues ($Bn)                                   6.5
PBT ($Bn)                                            1.4
Diluted EPS ($)                                     0.95
Pre-Tax Margin (%)                                    22
ROE + Annualized Cont. Ops. (%)                     12.3
Adjusted Leverage Ratio (x)                         14.1
Book Value per Share ($)                           30.11
Average Total Liquidity ($Bn)                        135

Net Revenue Composition - 6 months 2008

6% 11% 7% 37% 12% 27% Equity Asset Management Global Wealth Management(1) Fixed
Income(2) Investment Banking Other Institutional Securities (1)

Source: Morgan Stanley SEC Filings and Earnings Conference Call

(1)  The quarter ended May 31, 2008 includes a pre-tax gain of $744 million related to the secondary offering of MSCI Inc. (reported in Other
     Institutional Securities), and a pre-tax gain of $748 million on the sale of the Spanish wealth management business, Morgan Stanley Wealth
     Management S.V., S.A.U. (reported in the Global Wealth Management Group).

(2)  Represents combined revenues from Fixed Income Sales and Trading and Other
     Sales and Trading

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and has not been updated since it was originally presented.

Regional Net Revenue Growth

o    Americas net revenues grew 40% between 2004 and 2006
     -    Excluding the mortgage related loss, 2007 net revenues grew 10% from
          2006

o    EMEA net revenues were $10 billion in 2007, 2x larger than 2004

o    Asia net revenues were almost $6 billion in 2007, 3x larger than 2004 and roughly 2x larger than 2006

Source: Morgan Stanley SEC Filings and Earnings Conference Call

(1)  Includes U.S., Canada, Latin America and Other.
(2)  2004 includes ($1.35 billion) of Eliminations and $0.52 billion of Other.

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Business Overview - Strategic Priorities

Institutional Securities        Global Wealth Management       Asset Management
Refocusing the business         Accelerating growth            Redefining the business
Disciplined operating           Weak competitive landscape     Taking action for growth
approach
                                Growing flows and              Leverage Alternatives
Market share opportunities      Financial Advisors
                                                               Enhance product offering
Investing strategically         Low capital usage
                                                               Investing in Non-U.S.
Commodities                                                    markets
Emerging Markets                                               Building Private Equity
                                                               and Infrastructure
Prime Brokerage                                                product platforms

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and has not been updated since it was originally presented.

Institutional Securities
Net Revenue
($MM)

Source: Morgan Stanley SEC Filings and Earnings Conference Call

(1)  Represents combined revenues from Fixed Income Sales and Trading and Other
     Sales and Trading. Other Sales and Trading primarily includes net losses from mark-to-market loans and closed and pipeline commitments, results related to Investment Banking and other activities. Prior to 2005, excludes net revenues associated with corporate lending activities and certain other adjustments.

(2)  2Q08 includes a pre-tax gain of $744 million related to the secondary offering of MSCI Inc.

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and has not been updated since it was originally presented.

Institutional Securities - Positioned for Growth

Investments

o    Continue to aggressively grow in emerging markets
o    Build upon growth initiatives in equity derivatives
o    Continue global expansion of prime brokerage
o    Opportunistically build out commodities business
o    Technology to enhance capital allocation and evaluation of trading opportunities

Opportunities

o    Reallocate capital and human resources to areas of growth
o    Help clients restructure risk positions
o    Take advantage of trading opportunities created by market dislocations
o    Provide solutions to clients' asset / liability mismatch challenges
o    Maximize the Firm's relationship network

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Growth Stages

              Stage One                     Stage Two                    Stage Three
              Restructure then stabilize    Improve margins              Growth through
              Increase flows                Organic growth               acquisition
  Global                                                                 Competitive PBT margin
  Wealth      Improve Financial             Expand internationally
Management    Advisory productivity         Enhance technology /
              Product investments           operations

              Build Alternatives            Continue to attract talent   Competitive fund flows
              foundation                    Generate flows               Competitive PBT margin
   Asset      Seed new products             Restructure Core
Management    Re-enter Private Equity       Asset Management
              Build out Infrastructure      Leverage Alternatives
                                            strong performance

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and has not been updated since it was originally presented.

Global Wealth Management

Net Revenue
($MM)

Source: Morgan Stanley SEC Filings and Earnings Conference Call

(1)  "Other" includes Investment Banking and Other revenues.

(2)  2Q08 includes a pre-tax gain of $748 million on the sale of the Spanish wealth management business, Morgan Stanley Wealth Management S.V., S.A.U.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes and has not been updated since it was originally presented.

Asset Management

Net Revenue
($MM)

Source: Morgan Stanley SEC Filings and Earnings Conference Call

(1)  "Other" includes Investment Banking, Net Interest and Dividends,
     Commissions and Other revenues.

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and has not been updated since it was originally presented.

Asset Management - Revenues

Asset Management Net Revenues - 6 months 2008 vs. 6 months 2007

($MM)

Source: Morgan Stanley SEC Filings and Earnings Conference Call

(1)  Includes SIV losses.

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Risk Management

o    Resources

     o    Continued investment in people and technology

o    Limit Structures / Risk Taking

     o    Scale risk taking based on ability to analyze, monitor and change

     o    Importance of risk correlations and risk concentrations

o    Modeling

     o    Enhanced focus on stress testing and measuring tail risk

     o    Consistent applications across product categories

o    Collaboration

     o    Continued integration and constant communication among independent risk control groups:

- Market Risk                   - Credit Risk
- Operational Risk              - Financial Control
- Treasury                      - Legal and Compliance

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Risk Managing Net Exposures

Total Net Exposure (1)         Non-Investment Grade Corporate
                               Lending Commitments
($Bn)                         ($Bn)

Source: Morgan Stanley SEC Filings, Earnings Conference Call

(1)  Net Exposure is defined as potential loss to the Firm in an event of 100%
     default, assuming zero recovery, over a period of time. The value of these positions remains subject to mark-to-market volatility. Positive amounts indicate potential loss (long position) in a default scenario. Negative amounts indicate potential gain (short position) in a default scenario.

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Level 3 Assets

Total Assets

Source: Company SEC Filings and Earnings Releases

Notes:

(1)  Level 3 assets prior to 4Q07 have been restated to include netting among positions classified within the same level in that level. Previously, these positions were shown on a gross basis with the netting in a separate column.

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Operating Discipline

Three Key Tenets

        Capital                       Balance Sheet                          Liquidity
o Risk Adjusted Return           o Reduced both gross and             o Reduced re-financing risk
  on Capital                       adjusted leveraged ratios
                                   during 2Q08                        o Strengthened liquidity
o Temporarily suspended share                                           position at the parent level
  buyback program                o Reallocated balance sheet to
                                   liquid assets with significant
o CIC Investment                   two-way customer flows

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Capital Strength - 2Q08

Total Capital Ratio - 18.6%
($Bn)

o   Common Equity                      $  33
o   Tier 1 Eligible Capital            $  12
o   Less: Goodwill & Intangibles(1),  ($   8)
    Net Deferred Tax Assets &
    Debt Valuation Adjustment
Tier 1 Capital                         $  37
o   Subordinated Debt                  $   4
o   Qualifying Long-Term Debt          $  15
Tier 2 Capital                         $  19
    Total Capital                      $  56

  Tier 1 Ratio - 12.4%

Risk Weighted Assets by Risk Type
o   Market                             $ 100
o   Credit                             $ 147
o   Operational                        $  52
Total Risk Weighted Assets             $ 299

Source: Company SEC Filings and Earnings Conference Call

(1)  Goodwill & Intangibles includes mortgage servicing rights

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Total Capital

Total and Adjusted Assets

Source:

Morgan Stanley SEC Filings and Earnings Conference Call

(1)  These amounts include the non-current portion of long-term borrowings
     (including Capital Units and junior subordinated debt issued to capital trusts) and shareholders equity.

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Active Capital Management

Tangible Shareholders' Equity and Leverage Ratios
Tangible Equity ($Bn)

Source: Company SEC Filings and Earnings Conference Call

(1)  Leverage ratio equals total assets divided by tangible shareholders'
     equity.

(2)  Adjusted leverage ratio equals adjusted total assets divided by tangible shareholders' equity.

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Liquidity Framework

Contingency Funding Plan          Capital Markets Activity
o  Starting Cash                  o   Type of Debt
o  Inflows / Outflows             o   Sourcing Channel
o  Business Unit Demands          o   Tenor
o  Stresses
o  Net Liquidity Position

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Contingency Funding Plan

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Liquidity

Average Liquidity Reserves per Quarter

Source: Morgan Stanley SEC Filings and Earnings Conference Call

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Financing

Long-Term Debt Issued
($Bn)

Long-Term Debt Outstanding

Secured Financing Books

CP Outstanding
($Bn)

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Credit Quality

Debt Ratings
                                                 Long-Term Debt   Short-Term Debt
Dominion Bond Rating Service Limited                 AA (Low)      R-1 (Middle)
Fitch Ratings (1)                                      AA-             F1+
Moody's Investors Service (2)                          Aa3             P-1
Rating and Investment Information, Inc. (R&I) (3)       AA             a-1+
Standard & Poor's (4)                                   A+             A-1

(1)  Outlook changed to Negative on December 19, 2006.

(2)  Long-Term ratings placed on Review for Downgrade on June 27, 2008

(3)  Outlook changed to Negative on December 20, 2007.

(4)  Outlook confirmed at Negative on June 2, 2008.

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and has not been updated since it was originally presented.